Exhibit 23.3

CONSENT OF JOHN BURNS REAL ESTATE CONSULTING, LLC

We hereby consent to the use of our name in this Registration Statement on Form S-8 (together with any amendments or supplements thereto, the “New S-8”) of Colony Starwood Homes, a Maryland real estate investment trust (the “Company”), and the Registration Statement on Form S-8 (No. 333-193743) (together with any amendments or supplements thereto, the “Original S-8”) of the Company, the references to the John Burns Real Estate Consulting, LLC information prepared for the Company wherever appearing in the New S-8 and the Original S-8 and the incorporation by reference therein of the economic and demographic data included in the Company’s current Report on Form 8-K dated February 28, 2017, which data is derived from such information prepared by John Burns Real Estate Consulting, LLC.

Dated:  June 16, 2017

JOHN BURNS REAL ESTATE CONSULTING, LLC

By:	/s/ Don Walker
Name:	Don Walker
Title:	President